EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Playtex Products, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-88806, 333-31703 and 333-32114) on Form S-8 of Playtex Products, Inc.
of our report dated January 27, 2000, relating to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 25, 1999 and December 26, 1998, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the twelve months ended December 25, 1999, December 26, 1998 and December 27, 1997 and related schedule, which report appears in the December 25, 1999 Annual Report on Form 10-K of Playtex Products, Inc.


KPMG LLP



Stamford, Connecticut
March 17, 2000